SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-A/A
(Amendment No. 1)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
Pursuant to Section 12(b) or (g) of the
Securities Exchange Act of 1934

Sotheby’s
(Exact Name of Registrant as Specified in its Charter)

Delaware	38-2478409
(State of Incorporation or Organization)	(IRS Employer Identification Number)
1334 York Avenue New York, New York	10021
(Address of Principal Executive Offices)	(Zip Code)

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box: ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box: ☐

Securities Act registration statement file number to which this form relates:  N/A

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class to be so Registered	Name of Each Exchange on Which Each Class is to be Registered
Preferred Stock Purchase Rights	New York Stock Exchange

Securities to be registered pursuant to Section 12(g) of the Act:

None
(Title of Each Class)

This Form 8-A/A is filed by Sotheby’s (the “Company”) to reflect an amendment to the terms of the preferred stock purchase rights (the “Rights”) registered on the Form 8-A filed by the Company on October 4, 2013.

Item 1.                                Description of Securities To Be Registered.

On May 5, 2014, the Company executed an amendment (the “Amendment”) to the Rights Agreement (the “Rights Agreement”) dated as of October 4, 2012, between the Company and Computershare Inc., as rights agent.

The Amendment accelerates the expiration of the Company’s preferred stock purchase rights (the “Rights”) from the close of business on October 3, 2014 (unless prior approval was obtained from the Company’s stockholders) to the close of business on the date of completion of the Company’s 2014 annual meting of stockholders, and the Rights Agreement will terminate at that time.  At the time of the termination of the Rights Agreement, all of the Rights distributed to holders of the Company’s common stock pursuant to the Rights Agreement will expire.

The Amendment is attached hereto as an exhibit and is incorporated herein by reference.  The foregoing description of the Amendment is qualified in its entirety by reference to such exhibit.

Item 2.                                Exhibits.

3.1	Certificate of Designations for Sotheby’s Series A Junior Participating Preferred Stock (Incorporated by reference to Exhibit 3.1 to the Form 8-K filed by Sotheby’s on October 4, 2013).

4.1
Rights Agreement, dated as of October 4, 2013, between Sotheby’s and Computershare Inc., which includes the form of Certificate of Designations as Exhibit A and the form of Right Certificate as Exhibit B and the Summary of Rights to Purchase Preferred Shares as Exhibit C. (Incorporated by reference to Exhibit 4.1 to the Form 8-K filed by Sotheby’s on October 4, 2013).

4.2
Amendment No. 1, dated May 5, 2014, to Rights Agreement dated  October 4, 2013, by and between Sotheby’s and Computershare Inc. (Incorporated by reference to Exhibit 4.1 to the Form 8-K filed by Sotheby’s on May 7, 2014).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Dated: May 7, 2014
SOTHEBY’S

By: /s/ Gilbert Klemann, II
Name: Gilbert Klemann, II
Title: Executive Vice President, Worldwide General Counsel and Secretary

EXHIBIT INDEX
Exhibit Number	Description

3.1	Certificate of Designations for Sotheby’s Series A Junior Participating Preferred Stock (Incorporated by reference to Exhibit 3.1 to the Form 8-K filed by Sotheby’s on October 4, 2013).

4.1
Rights Agreement, dated as of  October 4, 2013, between Sotheby’s and Computershare Inc., which includes the form of Certificate of Designations as Exhibit A and the form of Right Certificate as Exhibit B and the Summary of Rights to Purchase Preferred Shares as Exhibit C. (Incorporated by reference to Exhibit 4.1 to the Form 8-K filed by Sotheby’s on October 4, 2013).

4.2
Amendment No. 1, dated May 5, 2014, to Rights Agreement dated  October 4, 2013, by and between Sotheby’s and Computershare Inc. (Incorporated by reference to Exhibit 4.1 to the Form 8-K filed by Sotheby’s on May 7, 2014).